Exhibit 99.1

Changing the way the world experiences light.

FOR IMMEDIATE RELEASE

LIGHTING SCIENCE GROUP CORPORATION ANNOUNCES RECAPITALIZATION,

INCLUDING $25 MILLION PRIVATE PLACEMENT,

AND COMMERCIAL AGREEMENT WITH SIMON PROPERTY GROUP, INC.

Satellite Beach, Florida, October 6, 2010 – Lighting Science Group Corporation (OTC Bulletin Board: LSCG) (“LSG”) is pleased to announce that it has simplified its capital structure and obtained $25 million of additional operating capital from a newly-formed entity controlled by Pegasus Partners IV, L.P. and certain of its affiliates (“Pegasus”). Pegasus provided LSG $21 million and $4 million was obtained from investors not associated with Pegasus, including Simon Property Group, Inc. (“Simon”). In connection with such investment, Simon also entered into a commercial agreement whereby LSG would be a preferred supplier to properties owned by Simon and Simon would utilize LSG’s products when the economic and performance attributes of the LSG product are compelling. Simon also agreed to engage in certain other promotional activities related to LSG products.

LSG entered into a recapitalization agreement with Pegasus, the holder of a majority of LSG’s stock, pursuant to which:

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A Pegasus-controlled entity purchased $20 million of common stock from LSG and received an option until the earlier of the closing of a revolving credit facility or December 31, 2010, to purchase up to an additional $5 million of common stock at a price of $1.60 per share (which option was exercised in full to effect the sale of $1 million of common stock to Pegasus and the remaining $4 million of common stock to Simon and other investors not affiliated with Pegasus);

•

LSG exchanged common stock for all of its outstanding Series B Preferred Stock, Series C Preferred Stock, Series E Non-Convertible Preferred Stock and warrants issued in conjunction with the Series E Non-Convertible Preferred Stock;

•	Holders of all of the warrants issued in conjunction with the Series C Preferred Stock exercised such warrants on a cashless basis for common stock;

•

Pegasus approved an amendment to the Certificate of Designation concerning LSG’s Series D Non-Convertible Preferred Stock (“Series D Preferred Stock”) which will convert all shares of Series D Preferred Stock into common stock;

•	Pegasus waived certain anti-dilution rights on behalf of all holders of the warrants issued in conjunction with the Series D Preferred Stock (“Series D Warrants”); and

•

LSG agreed to amend all of the Series D Warrants to provide that, upon the earlier of a change of control or eighth anniversary of their original issuance, their effective exercise price would be reduced to approximately $1.02 to $1.05 per share of common stock (after application of accelerated or term dividend accruals), depending upon the date of issuance of the related shares of Series D Preferred Stock (except in the case of the Series D Warrants of Koninklijke Philips Electronics N.V., whose exercise price would decrease to approximately $7.05 per share of common stock).

The agreement was negotiated on LSG’s behalf by a committee of independent and disinterested directors that, based in part upon the assessment of the committee’s financial advisor, McColl Partners, LLC, determined that the transaction was advisable and in the best interests of LSG and its stockholders.

“I am pleased that our independent directors sought this recapitalization as a means to help investors more easily understand an investment in our company, with the ultimate goal of increasing the value of our common stock,” said Zach Gibler, Chairman and Chief Executive Officer of LSG. “They spent many hours negotiating the recapitalization, and we believe the $25 million investment should provide us with the capital we need to expand our production to meet increasing demand.”

Automatic conversion of all outstanding shares of Series D Preferred Stock into common stock will require LSG to amend its charter. LSG has received the requisite consent from its stockholders and board of directors for such amendment and expects to amend its Certificate of Incorporation to effectuate the amendment approximately 20 days after it mails an information statement concerning the recapitalization to stockholders, which LSG expects to occur during the fourth quarter of 2010. After the amendment is effective, holders of Series D Preferred Stock will be entitled to receive, based upon their Series D Preferred Stock’s date of issuance, approximately 0.64 to 0.66 shares of common stock for each share of Series D Preferred Stock they hold. Information about how holders of Series D Preferred Stock may receive common stock certificates for Series D Preferred Stock certificates will be provided in a notice mailed to each holder of Series D Preferred Stock.

Assuming no further changes to LSG’s equity, following the recapitalization, LSG expects to have 125,485,985 shares of common stock outstanding and no shares of preferred stock outstanding.

Prior to the recapitalization, Pegasus held approximately 73.2% of the shares of LSG’s common stock on a fully diluted basis and preferred stock of LSG with an aggregate liquidation preference of approximately $122 million. Following the recapitalization, including the sale of $25 million of common stock and the resulting anti-dilution adjustments to the exercise price of certain outstanding warrants (and assuming no other changes to LSG’s equity), Pegasus will hold approximately 80.0% of the shares of LSG’s common stock on a fully diluted basis and no shares of LSG’s preferred stock and, therefore, all prior preferences of such preferred stockholders will be eliminated.

About Simon Property Group

Simon Property Group, Inc. is an S&P 500 company and the largest real estate company in the United States. The company currently owns or has an interest in 393 retail real estate properties comprising 263 million square feet of gross leasable area in North America, Europe and Asia. Simon Property Group is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide. The company’s common stock is publicly traded on the NYSE under the symbol “SPG.” For further information about Simon Property Group, visit the company’s website at www.simon.com.

About Lighting Science

Lighting Science Group Corporation designs, develops, manufactures and markets LED lighting solutions that are environmentally friendlier and more energy efficient than traditional lighting products. Lighting Science Group offers retrofit LED lamps in form factors that match the form factor of traditional lamps or bulbs and LED luminaires for a range of applications including public and private infrastructure for both indoor and outdoor applications. Lighting Science Group Design Works business unit designs, develops and manufactures custom LED lighting solutions for architectural and artistic projects. Lighting Science Group is headquartered in Satellite Beach, Florida; Lighting Science Group Design Works business unit is based in Rancho Cordova, California; the company’s European operations are based in Goes, The Netherlands; and, the company has a sales office in Sydney, Australia. Lighting Science Group has over 200 workers in its Satellite Beach, Florida manufacturing facility that build lighting products from domestic and imported parts. Lighting Science Group is a Pegasus Capital Advisors portfolio company. More information about Lighting Science Group is available at www.lsgc.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to, statements regarding LSG’s ability to effect the conversion of the Series D Preferred Stock into common stock, file an information statement with the Securities and Exchange Commission concerning such transaction and increase production using terminology such as “expects,” “should,” “would,” “could,” “intend,” “plan,” “anticipate,” “believe,” and “potential.” Such statements reflect the current view of LSG with respect to future events and are subject to certain risks, uncertainties and assumptions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements. Readers should carefully review the risk factors detailed under “Risk Factors” in our most recent Form 10-K and subsequent Form 10-Qs.

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